Exhibit 99.4

LETTER TO CLIENTS

FIRST BANCORP.

Up to 10,651,835 Shares of Common Stock Issuable Upon the Exercise of Transferable
Subscription Rights

October   , 2011

To Our Clients:

Enclosed for your consideration are the prospectus dated October   , 2011 (the “Prospectus”) and the Instructions for Use of First BanCorp. Subscription Form relating to the offering (the “Rights Offering”) by First BanCorp. (the “Corporation”) of shares of its common stock (“Common Stock”), which will be issued upon the exercise of transferable subscription rights (the “Subscription Rights”), which are evidenced by subscription forms (each, a “Subscription Form”) being distributed, at no cost, to all holders of record of Common Stock as of 5:00 p.m., New York City time, on September 6, 2011 (the “Record Date”). The Subscription Rights and the Rights Offering are described in the Prospectus.

In the Rights Offering, the Corporation is offering up to an aggregate of 10,651,835 shares of Common Stock to be issued upon the exercise of the Subscription Rights, which is described further in the Prospectus. The Subscription Rights will expire, if not exercised earlier, at 5:00 p.m., New York City time, on          , 2011 (the “Expiration Date”), or upon an earlier date if the Corporation elects to cancel the Rights Offering.

As described in the Prospectus, you will receive, at no charge, one Subscription Right for each share of Common Stock you owned on the Record Date. Two Subscription Rights will allow you to subscribe to purchase one share of Common Stock at a subscription price of $3.50 per share. For example, if you owned 1,000 shares of Common Stock on the Record Date, you would receive 1,000 Subscription Rights and would have the right to purchase 500 shares of Common Stock for $3.50 per share.

You should be aware that there is an over-subscription right associated with the Rights Offering. If you timely and fully exercise your Basic Subscription Right with respect to all the Rights you hold and other holders of rights (“Rights Holders”) do not exercise their Basic Subscription Right in full, you may also subscribe for additional shares of Common Stock, subject to availability and allocation (“Over-subscription Privilege”), provided that the aggregate number of shares of Common Stock purchased in the Rights Offering may not exceed 10,651,835. If the number of shares issuable upon the exercises of the Over-subscription Privilege (the “over-subscription requests”) exceeds the number of shares available, we will allocate the available shares pro rata among the Rights Holders exercising the Over-subscription Privilege in proportion to the number of shares such a Rights Holder elected to purchase pursuant to the Over-subscription Privilege, relative to the aggregate number of shares requested in all of the over-subscription requests received from Rights Holders. If you properly exercise your Over-subscription Privilege for a number of shares that exceeds the number of shares allocated to you, any excess subscription payments received by The Bank of New York Mellon (the “Subscription Agent”) will be returned to you as soon as practicable, without interest or penalty, following the expiration of the Rights Offering. We may reject any over-subscription request and we reserve discretion to reject an over-subscription to the extent the Rights Holder would own 5% or more of our Common Stock after the over-subscription is exercised. If you exercise your Over-subscription Privilege and your over-subscription is rejected, for any reason, the excess subscription payment will be returned to you, without interest or penalty, as soon as practicable.

You will be required to submit payment in full for all of the shares of Common Stock you wish to buy pursuant to the exercise of your Subscription Rights. Any excess subscription payments that you may pay in the Rights Offering will be returned, without interest or penalty, to you as soon as practicable following the completion of the Rights Offering.

The Subscription Rights are evidenced by rights certificates and subscription forms registered in the names of the record holders of the shares of Common Stock for which the Subscription Rights are being distributed. Subscription Rights are transferable from the commencement of the Rights Offering until 4:00 p.m., Eastern Time, on          , 2011, the last trading day before the Expiration Date. You may transfer all or a portion of your Subscription Rights by following the instructions on your Subscription Form.

THE ENCLOSED MATERIALS ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF SHARES OF COMMON STOCK THAT ARE CARRIED BY US IN YOUR ACCOUNT BUT ARE NOT REGISTERED IN YOUR NAME. EXERCISES OF THE SUBSCRIPTION RIGHTS DISTRIBUTED WITH RESPECT TO THESE SHARES MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

We are hereby requesting that you instruct us as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms of the Rights Offering and subject to the conditions set forth in the Prospectus. We urge you to read the Prospectus and other enclosed materials carefully and in their entirety before instructing us to exercise your Subscription Rights.

Your instructions to us, together with any required payment, should be forwarded as promptly as possible in order to permit us to exercise the Subscription Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., New York City time, on the Expiration Date. Once you have exercised any of your Subscription Rights, such exercise may not be canceled, revoked or otherwise amended.

If you wish to have us, on your behalf, exercise the Subscription Rights for any shares of Common Stock to which you are entitled, please so instruct us by timely completing, executing, and returning to us the enclosed Beneficial Owner Election Form with any required payment.

With respect to any instructions to exercise (or not to exercise) Subscription Rights, the enclosed Beneficial Ownership Election Form must be completed and returned, together with any required payment, such that it will be actually received by us by 5:00 p.m., New York City time, on          , 2011, the last business day prior to the Expiration Date.

Additional copies of the enclosed materials may be obtained from BNY Mellon Shareowner Services. You may also contact BNY Mellon Shareowner Services if you have any questions on the Rights Offering or require any assistance in exercising your Subscription Rights, by telephone, if you are located within the U.S., Canada or Puerto Rico, at 1-866-415-9687 (toll free) or, if you are located outside the U.S., at 1-201-680-6579 (collect).

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